Exhibit 99.1

PRESS RELEASE

1801 Russellville Road Bowling Green, Kentucky 42101 Holley.com

HOLLEY INC. ANNOUCES A NEW $825 MILLION CREDIT FACILITY

Lowers interest rates and expands capacity for future borrowing

BOWLING GREEN, KY – November 19, 2021 – Holley Inc. (NYSE: HLLY), the largest and fastest growing platform in the enthusiast branded performance automotive aftermarket category, today announced the successful refinancing of its 2018 credit facility with a new $825 million credit facility. The new facility is comprised of a $600 million term loan B, a $100 million delayed draw term loan, and a $125 million revolving credit facility. The new term loan priced at LIBOR +375 basis points. Neither the delayed draw term loan nor the revolver were funded at closing.

“This transaction represents another milestone for our company,” said Dominic Bardos, Chief Financial Officer of Holley. “The refinancing provides more favorable interest rates than the debt that was replaced, while simultaneously expanding our capacity for future borrowing to support our acquisition strategy. I am pleased with the outcome of this refinancing transaction.”

About Holley

Holley Inc. (NYSE: HLLY) is a leading designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts. Holley offers the largest portfolio of iconic brands that deliver innovation and inspiration to a large and diverse community of millions of avid automotive enthusiasts who are passionate about the performance and personalization of their classic and modern cars. Holley has disrupted the performance category by putting the enthusiast consumer first, developing innovative new products, and building a robust M&A process that has added meaningful scale and diversity to its platform. For more information on Holley, visit https://www.holley.com.

Contact:

Investor Relations

Ross Collins or Stephen Poe

Alpha IR Group

312-445-2870

HLLY@alpha-ir.com